UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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VeriFone Holdings, Inc.

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2099 GATEWAY PLACE, SUITE 600
SAN JOSE, CA 95110

February 27, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of VeriFone Holdings, Inc. We will hold the meeting on Tuesday, March 27, 2007 at 2:00 p.m., local time, at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2007 Annual Meeting of Stockholders and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of 2007 Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as proposals 1 and 2 in the Notice.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.

Sincerely,

Douglas G. Bergeron
Chairman of the Board and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET OR MAIL.

2099 GATEWAY PLACE, SUITE 600
SAN JOSE, CA 95110

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of VeriFone Holdings, Inc. (“VeriFone”) will be held on March 27, 2007 at 2:00 p.m., local time, at VeriFone’s principal offices, 2099 Gateway Place, Suite 600, San Jose, CA 95110, to conduct the following items of business:

1. To elect eight directors to our Board of Directors for one-year terms;

2. To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for its fiscal year ending October 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof, was the close of business on February 9, 2007. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at VeriFone’s principal offices, 2099 Gateway Place, Suite 600, San Jose, CA, 95110, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to bring the enclosed proxy card as well as a form of personal identification. If you hold shares in street name (the name of a bank, broker or other nominee), you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership as of February 9, 2007. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN YOUR PROXY VIA THE INTERNET OR TO MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Barry Zwarenstein
Executive Vice President,
Chief Financial Officer and Secretary
February 27, 2007

VERIFONE HOLDINGS, INC.
2099 GATEWAY PLACE, SUITE 600
SAN JOSE, CA 95110

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

VeriFone Holdings, Inc. (“VeriFone”, the “Company”, “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2007 Annual Meeting of Stockholders on Tuesday, March 27, 2007 at 2:00 p.m., local time, and at any adjournments or postponements therefor, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at VeriFone’s principal offices, 2099 Gateway Place, Suite 600, San Jose, CA 95110.

The Notice of Annual Meeting, Proxy Statement and form of proxy, together with VeriFone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, are first being sent to stockholders on or about February 27, 2007. VeriFone’s Annual Report on Form 10-K is not a part of this Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. The enclosed proxy card as well as a form of personal identification are needed to enter the meeting. Stockholders that hold shares in street name (that is, through a bank, broker or other nominee) should bring with them either a copy of the voting instruction card provided by their broker or nominee or a recent brokerage statement confirming their ownership as of February 9, 2007.

Record Date; Voting Rights

Only stockholders of record as of the close of business on February 9, 2007 will be entitled to vote at the Annual Meeting. As of that date, there were 82,552,338 shares of common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 47 stockholders of record. For information regarding security ownership by executive officers, directors and by beneficial owners of more than 5% of VeriFone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting; Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2007, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Quorum

The holders of a majority of the outstanding shares of common stock on February 9, 2007, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Under the rules of the New York Stock Exchange (“NYSE”), if a member broker holds shares in your name and delivers this Proxy Statement to you, the broker, in the absence of voting instructions from you, generally will be entitled to vote your shares on the election of directors and the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm because these proposals are “discretionary” items under applicable NYSE rules.

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote

• Election of directors.
 • A plurality of the votes cast is required for the election of directors; accordingly the eight nominees receiving the highest number of votes ‘‘FOR” will be elected even if any nominee receives less than a majority of the votes cast.

• Ratification of appointment of Ernst & Young LLP as VeriFone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter.

Proxy Solicitation

VeriFone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on VeriFone’s website, http://www.verifone.com, and by the directors, officers and employees of VeriFone, for which they will not receive additional compensation. VeriFone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by Katherine Stephens, VeriFone’s Corporate Legal Director and Assistant Secretary, who will act as inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Voting by Mail or via the Internet

If you hold your shares in your own name as a holder of record, you may vote your shares by mailing in a completed proxy card or by following the instructions for voting via the Internet that are set forth on the proxy card. To vote by mailing a proxy card, sign and return the proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers, that must be borne by the stockholder.

Votes submitted by mail or via the Internet must be received by 11:59 p.m., Eastern Time, on March 26, 2007. Submitting your vote by mail or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If telephone or Internet voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the prepaid and addressed envelope provided.

Stockholder Proposals for the 2008 Annual Meeting

In the event that a stockholder wishes to have a proposal considered for presentation at our 2008 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than November 28, 2007. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by our Secretary at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. Therefore, to be timely for the 2008 Annual Meeting, any such notice must be received by our Secretary no later than December 28, 2007. However, in the event that the date of the 2008 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board of Directors (the “Board”) to be considered independent under NYSE rules, the Board must determine that the director does not have a material relationship with VeriFone and/or its consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities). The Board has determined that Mr. Bondy, Dr. Castle, Dr. Denend, Mr. Hart, Mr. Henske, Mr. Rinehart and Mr. Roche are independent under NYSE rules.

Our Board has undertaken a review of the independence of directors nominated for election at the 2007 Annual Meeting in accordance with standards that the Board and the Corporate Governance and Nominating Committee have established to assist the Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will be considered categorically immaterial for the purpose of determining director independence. Multiple “Immaterial Relationships” will not collectively create a material relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by the Board, the Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in the Board’s judgment, is material.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation.  The director is a current partner or employee of VeriFone’s internal or external auditor or a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) is a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. Or the director or an immediate family member of the director was a partner or employee of the firm who personally worked on VeriFone’s audit within the last five years.

Business Transactions.  The director is an employee of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. Or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment.  The director was an employee of VeriFone at any time during the past five years or a member of the director’s immediate family was an executive officer of VeriFone in the prior five years.

Interlocking Directorships.  During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of VeriFone’s current executive officers served at the same time on the Compensation Committee.

Other Compensation.  A director or an immediate family member of a director received more than $100,000 per year in direct compensation from VeriFone, other than director and committee fees, in the past five years.

Professional Services.  A director is (i) a partner of or of counsel to a law firm that performs substantial legal services to VeriFone on a regular basis or (ii) a partner or officer of an investment bank or consulting firm that performs substantial services to VeriFone on a regular basis.

Immaterial Relationships

The following relationships shall be considered immaterial for purposes of determining director independence:

Affiliate of Stockholder.  A relationship arising solely from a director’s status as an executive officer, principal, equity owner or employee of an entity that is a stockholder of VeriFone.

Certain Business Transactions.  A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from VeriFone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees.  The receipt by a director from VeriFone of fees for service as a member of the Board and committees of the Board.

Other Relationships.  Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial pursuant to this section to the extent that it is required to be disclosed in SEC filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that provide the framework for the corporate governance principles of VeriFone. These corporate governance principles are reviewed annually by our Corporate Governance and Nominating Committee, and changes are recommended to the Board for approval as appropriate. Our corporate governance guidelines are available on the Investor Relations section of our website, http://ir.verifone.com/, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

VeriFone has adopted a Code of Business Conduct and Ethics, which can be found in the Investor Relations section of our website, http://ir.verifone.com/, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of VeriFone’s employees, officers and directors. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the “code of ethics” definition set forth in Item 406(b) of Regulation S-K of the U.S. Securities and Exchange Commission (“SEC”) at http://ir.verifone.com/.

Director Attendance at Meetings

Each of our directors is expected to attend the Annual Meeting. Although our Board recognizes that conflicts may occasionally prevent a director from attending a Board or stockholder meeting, the Board expects each director to make every possible effort to keep such absences to a minimum. In fiscal 2006, the Board held six meetings. During that period, each director attended not less than 75% of the meetings of the Board and committees of the Board on which the director served.

Executive Sessions

Non-employee directors meet in executive session with no management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is selected by the non-employee directors at the relevant meeting. In the absence of such selection, the presiding director will be the Chairman of the Compensation Committee.

Communications with Directors

Any interested party may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group or to the Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or to the Board as a whole c/o Secretary, VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110. VeriFone’s Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to the business, management or governance of VeriFone.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/ and defines the Audit Committee’s purposes to include:

•	Overseeing the compensation for and supervising our independent registered public accounting firm,

•	Reviewing our internal accounting procedures, systems of internal controls and financial statements,

•	Reviewing and approving the services provided by our internal auditors and independent registered public accounting firm, including the results and scope of their audits, and

•	Resolving disagreements between management and our independent registered public accounting firm.

In fiscal 2006, our Audit Committee met eight times, and met in executive and private sessions at each such meeting with external counsel and our independent registered public accounting firm.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Our Board has adopted a Compensation Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com and defines the Compensation Committee’s purposes to include:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of VeriFone’s Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation,

•	Making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, overseeing the activities of the individuals responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans,

•	Approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained,

•	In consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing VeriFone’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code,

•	Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former officer of VeriFone, and

•	Preparing an annual Report of the Compensation Committee for inclusion in our annual proxy statement.

In fiscal 2006, our Compensation Committee met four times, and met in executive session at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Compensation Committee is included in this Proxy Statement under “Report of the Compensation Committee.”

Corporate Governance and Nominating Committee

Our Board of Directors has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com and defines the Corporate Governance and Nominating Committee’s purposes to include:

•	Making recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof,

•	Identifying individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and selecting, or recommending to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders,

•	Developing and recommending to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director,

•	Identifying Board members qualified to fill vacancies on any committee of the Board (including the Corporate Governance and Nominating Committee) and recommending that the Board appoint the identified member or members to the respective committee,

•	Establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the Board and management,

•	Developing and recommending to the Board a set of corporate governance principles applicable to VeriFone and reviewing those principles at least once a year, and

•	Assisting management in the preparation of the disclosure in VeriFone’s annual proxy statement regarding the operations of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole. The Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In addition, each candidate must have the time and ability to make a constructive contribution to the Board.

The Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants and stockholders. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for serious consideration, the nominee is referred to the Board for full Board consideration of the nominee.

The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

In fiscal 2006, our Corporate Governance and Nominating Committee met six times, and met in executive session at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Committee Membership

The table below summarizes membership information for each of the Board committees:

Corporate
Governance and
			Compensation		Nominating
Director	Audit Committee		Committee		Committee

Douglas G. Bergeron
Craig A. Bondy					✓
James C. Castle	✓				✓	(Chairman)
Leslie G. Denend	✓		✓	(Chairman)
Alex W. (Pete) Hart(1)					✓
Robert B. Henske	✓	(Chairman)	✓
Charles R. Rinehart(2)	✓
Collin E. Roche			✓

✓ = Member

(1)	Mr. Hart became a member of the Corporate Governance and Nominating Committee in July 2006, replacing Dr. Denend.

(2)	Mr. Rinehart became a member of the Audit Committee in July 2006.

Audit Committee Financial Expert

Our Board has determined that Robert B. Henske is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

For fiscal 2006, all directors who are not our employees were entitled to receive annual fees for service on the Board and Board committees as follows:

Annual director retainer	$30,000
Annual committee chair retainers:
Audit Committee	$10,000
Compensation Committee	$5,000
Corporate Governance and Nominating Committee	$5,000
Annual committee member retainers:
Audit Committee	$5,000
Compensation Committee	$2,500
Corporate Governance and Nominating Committee	$2,500

All annual fees are paid in quarterly installments. In addition, under our Outside Directors’ Stock Option Plan, we have granted to each director who is not our employee, upon the director’s initial appointment to the Board, options to purchase 30,000 shares of our common stock and plan, each year thereafter, to grant options to purchase an additional 7,500 shares of our common stock. The exercise price for these options is the fair market value of our common stock at the time of the grant of the options. For each grant of options, one quarter of the options vest after one year, and the remainder vest ratably by quarter over the succeeding three years. The options have a term of seven years. In addition, beginning February 1, 2006, all directors were entitled to receive $2,000 per day for each

Board and committee meeting attended in person. Directors are also reimbursed for all reasonable expenses incurred in connection with attendance at any of these meetings. Messrs. Bondy and Roche have waived these fees and option grants.

Beginning January 1, 2007, all directors who are not our employees are entitled to receive annual fees for service on the Board and Board committees as follows:

Annual director retainer	$35,000
Annual committee chair retainers:
Audit Committee	$20,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$10,000
Annual committee member retainers:
Audit Committee	$10,000
Compensation Committee	$5,000
Corporate Governance and Nominating Committee	$5,000

In addition, all directors are also entitled to receive $2,500 per meeting for each Board and committee meeting attended in person and $1,250 per meeting for each telephonic Board and committee meeting attended. Messrs. Bondy and Roche have waived these fees.

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of VeriFone are managed under the direction of our Board of Directors. Our Board has responsibility for establishing broad corporate policies and for the overall performance of VeriFone, rather than for day-to-day business operations. Our Board presently consists of eight members. All of our directors are elected annually for a one year term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

The proxy holders named on the proxy card intend to vote for the election of the eight nominees listed below. The Board has selected these nominees on the recommendation of the Corporate Governance and Nominating Committee. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Nominees for Election to the Board of Directors for a One Year Term Expiring in 2008

Douglas G. Bergeron.  Mr. Bergeron, age 46, has served as Chairman of the Board of Directors and as Chief Executive Officer of VeriFone Holdings, Inc. since July 2001. From December 2000 to June 2002, Mr. Bergeron was Group President of Gores Technology Group and, from April 1999 to October 2000 served as President and Chief Executive Officer of Geac Computer Corporation. From 1990 to 1999, Mr. Bergeron served in a variety of executive management positions at SunGard Data Systems Inc., including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems. Mr. Bergeron holds a Bachelor of Arts degree (with Honors) in Computer Science from York University in Toronto, Canada, and a Masters of Science degree from the University of Southern California. Mr. Bergeron is on the board of First Consulting Group, Inc. of Long Beach, California and the Multiple Sclerosis Society of Silicon Valley and a member of the Listed Company Advisory Committee of the NYSE.

Craig A. Bondy.  Mr. Bondy, age 33, has served as a director since July 2002. He is a Principal of GTCR Golder Rauner, L.L.C., which he joined in August 2000. He previously worked in the investment banking department of Credit Suisse First Boston. He received a B.B.A. in Finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the Stanford University Graduate School of Business. Mr. Bondy serves on the boards of directors of several private companies in GTCR’s portfolio.

James C. Castle.  Dr. Castle, age 70, has served as a director since January 2005. Dr. Castle is currently President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of directors consulting services, since 2001. He was formerly the Chairman of the Board and Chief Executive Officer of DST Systems of California, Inc. (formerly USCS International, Inc.), a position he held from August 1992 to April 2002. DST Systems of California is a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries. From 1991 to 1992, Dr. Castle was President and Chief Executive Officer of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, Dr. Castle was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle earned a Ph.D. in computer and information sciences from the University of Pennsylvania, an M.S.E.E. from the University of Pennsylvania and a B.S. from the U.S. Military Academy at West Point. Dr. Castle is also a director of The PMI Group, Inc., a provider of credit enhancement and other products that promote homeownership and facilitate mortgage transactions in the capital markets, and Southwest Water Company, a provider of a broad range of services, including water production and distribution.

Leslie G. Denend.  Dr. Denend, age 65, has served as a director since January 2005. Dr. Denend was President of Network Associates, Inc., from December 1997 until May 1998. Since 1998, Dr. Denend has served on the boards of numerous public and private companies. Dr. Denend also was President and CEO of Network General Corporation from February 1993 until December 1997 and Chairman, President and CEO of Vitalink Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey and Company from December 1984 until January 1989. Dr. Denend served as Executive Assistant to the Executive Director of the Council on International Economic Policy in the Executive Office of the President from August 1974 until August 1975, as a member of the National Security Council Staff from June 1977 until 1979, when he became the Special Assistant to the Assistant to the President for National Security Affairs, until January 1981. Dr. Denend also served as Deputy Director of the Cabinet Council on Economic Affairs from May 1982 until June 1983. Dr. Denend earned a Ph.D. and an M.B.A. from Stanford University and a B.S. from the U.S. Air Force Academy. He also currently serves as a director of Exponent, Inc., a science and engineering consulting firm, and McAfee, Inc., a supplier of computer security solutions.

Alex W. (Pete) Hart.  Mr. Hart, age 66, has served as a director since July 2006. Mr. Hart holds a bachelor’s degree in Social Relations from Harvard University. Mr. Hart is currently Chairman of the Board and a director of Silicon Valley Bancshares. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as Chief Executive Officer and from March 1994 to August 1996, as Executive Vice Chairman, of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider. He is currently a member of the Boards of Directors of Fair Isaac Corporation, a predictive software company (since 2002), Global Payments, Inc., a payment services company (since 2001), eharmony.com, an online compatibility service (since 2004) and SeQual Technologies, a manufacturer of mobile oxygen products.

Robert B. Henske.  Mr. Henske, age 45, has served as a director since January 2005. Mr. Henske is currently senior vice president and general manager of the consumer tax group of Intuit Inc., which he joined in 2003. Mr. Henske served as Intuit’s Chief Financial Officer from 2003 to 2005. He was previously CFO of Synopsys Inc., a supplier of electronic design automation software from May 2000 until January 2003. Mr. Henske was also CFO at American Savings Bank, a partner at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, and a partner at Bain & Company. He earned an M.B.A. in finance and strategic planning from the Wharton School at the University of Pennsylvania and a B.A. in chemical engineering from Rice University.

Charles R. Rinehart.  Mr. Rinehart, age 60, has served as a director since May 2006. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Mr. Rinehart has previously served as a director of Kaufman & Broad Home Corporation, Union Bank of California, the Federal

Home Loan Board of San Francisco, and PacifiCare. Mr. Rinehart holds a bachelor’s degree in mathematics from the University of San Francisco.

Collin E. Roche.  Mr. Roche, age 35, has served as a director since July 2002. Mr. Roche is currently a Principal of GTCR Golder Rauner, L.L.C., which he joined in 1996 and rejoined in 2000 after receiving an M.B.A. from Harvard Business School. Prior to joining GTCR, Mr. Roche worked as an investment banking analyst at Goldman, Sachs & Co. and as an associate at Everen Securities. He received a B.A. in Political Economy from Williams College. Mr. Roche serves on the boards of directors of Syniverse Holdings, Inc., a provider of mission-critical technology services to wireless telecommunications companies worldwide, and several private GTCR portfolio companies.

There are no family relationships among any directors, nominees or executive officers of VeriFone.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of Douglas G. Bergeron, Craig A. Bondy, James C. Castle, Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Charles R. Rinehart and Collin E. Roche to the Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of VeriFone (the “Compensation Committee”) consists exclusively of independent directors.

The general purpose of the Compensation Committee is to (1) review and approve corporate goals and objectives relating to the compensation of VeriFone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation and (2) make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans, among other things. VeriFone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The Compensation Committee evaluates each of the components of VeriFone’s executive compensation strategy annually.

Philosophy and Objectives

The goals of VeriFone’s compensation program are to align executive compensation with VeriFone’s business objectives and performance, to enable VeriFone to attract, retain and motivate executives and other key employees who contribute to VeriFone’s short-term and long-term financial goals and to motivate them to enhance long-term stockholder value, while at the same time offering overall compensation that is competitive with that offered for comparable positions in similar companies.

The Compensation Committee has retained an independent advisor and resource to help develop and execute VeriFone’s total executive compensation strategy. The independent advisor provides the Compensation Committee with survey data using analyses of benchmark positions from selected companies, or a group of companies, with whom VeriFone competes for the recruitment and retention of executive personnel. The survey group information includes comparative data regarding base salaries, annual variable cash compensation, and long-term incentives.

VeriFone’s compensation strategy consists of three major components: competitive base salaries, annual incentives and long-term incentives. The philosophy and operation of each component of our executive compensation is discussed below:

Base Salary.  Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. Such salaries are determined by evaluating the responsibilities of the position and the experience of the particular individual as well as considering competitive pay practices in VeriFone’s industry. In the course of its review, the Compensation Committee considers the factors above as well as the individual’s personal performance during the prior year.

Annual Incentives.  The Compensation Committee believes that a substantial portion of each executive officer’s annual compensation should be in the form of variable incentive pay. Accordingly, targeted payouts are established at the beginning of each fiscal year based on certain revenue and income targets (“Operating Forecasts”).

No payouts are made unless the minimum amount of Operating Forecasts are achieved. If the minimum Operating Forecasts are reached, the payout amount can range from 0% to 200% of the targeted payout, based on (a) the Committee’s evaluation of VeriFone’s actual fiscal results compared to the targeted Operating Forecasts and (b) the individual’s personal performance during the prior year.

The Compensation Committee must certify the achievement of Operating Forecasts attained before authorizing the payment of annual incentives to executive officers. For fiscal 2006, the Compensation Committee believes that VeriFone significantly exceeded the targeted Operating Forecasts and the Compensation Committee determined that up to 200% of the targeted bonus payouts should be paid to VeriFone’s executive officers.

Long-Term Incentive Plans.  In addition to the objectives discussed above, the Compensation Committee believes that a substantial portion of each executive officer’s compensation should be in the form of long-term incentives in order to enhance the alignment of the interests of executive officers with those of VeriFone’s stockholders. The Compensation Committee determines targeted incentive awards at the beginning of each year, based on VeriFone’s achievement of total stockholder return (“TSR”) as compared to the TSR of other companies in VeriFone’s peer group, excluding VeriFone from that index; in addition, the amount of each executive’s targeted incentive award is based on his or her position within VeriFone, recent performance, his or her potential for future responsibility and promotion, and comparable awards made to executives in similar positions with VeriFone’s peers. The relative weight given to each of these factors may vary among executives, at the Compensation Committee’s discretion.

The amounts of long-term incentives actually awarded can range from 0% to 200% of the targeted incentive awards, depending upon the level of relative TSR as compared to the companies in the applicable peer index. No payouts are made unless the relative TSR equals or exceeds the relative TSR threshold set at the 25th percentile.

The Compensation Committee must certify the achievement of the levels of relative TSR prior to authorizing any long-term incentive awards to certain executives. Long-term incentive awards are paid in the form of restricted stock, stock options with an exercise price equal to the fair market value of VeriFone’s common stock on the date of grant, or a combination of the two. Options and shares of restricted stock granted under the program generally vest in four equal annual installments beginning one year after the date of grant, and such options have 7-year or 10-year terms.

In March 2006, the Compensation Committee approved long-term incentive awards in the form of stock options and restricted stock units to executive officers covering the period ended October 31, 2005 based on VeriFone’s performance over the period, compared with companies in VeriFone’s peer group, as well as management’s efforts and accomplishments in completing VeriFone’s initial public offering. In September 2006, the Compensation Committee approved long-term incentive awards to William Atkinson and Barry Zwarenstein in the form of restricted stock units based upon the performance of such individuals, particularly in connection with the Lipman acquisition.

Chief Executive Officer Compensation

Mr. Bergeron’s compensation for fiscal 2006 was as follows:

Base Salary:  Mr. Bergeron’s annual base salary was set at $600,000 for fiscal 2006.

Annual Incentives:  Pursuant to his employment contract, Mr. Bergeron’s target annual bonus was set at $750,000. Based on VeriFone’s performance during fiscal 2006, the Compensation Committee, in its discretion, determined that for fiscal 2006 Mr. Bergeron should receive an annual bonus of 200% of his target bonus.

Long-Term Incentives:  During fiscal 2006, VeriFone awarded Mr. Bergeron 40,000 restricted stock units and 225,000 stock options. The stock options have a stock price of $28.82 per share and both stock options and restricted stock units have a vesting schedule in which 25% will vest one year after grant and 6.25% will vest each calendar quarter thereafter, with full vesting on the fourth anniversary of grant.

Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to VeriFone’s named executive officers unless this compensation qualifies as “performance-based.” Given the consistent profitability of VeriFone, the Committee believes that it is in the best interests of VeriFone and its stockholders to pay bonuses to its named executive officers that are deductible by VeriFone for federal income tax purposes. However, the Committee retains the flexibility to approve annual, long-term or other compensation arrangements that do not qualify for tax deductibility under Section 162(m) if the Committee believes that such compensation is in the best interests of VeriFone and its stockholders.

Conclusion

The Compensation Committee finds the total compensation granted to the executive officers individually and in the aggregate to be reasonable and not excessive. As described in further detail above, the Compensation Committee is committed to a performance-based compensation methodology that links a significant portion of compensation for our executive officers (including our CEO) to individual and VeriFone performance. To meet this objective and other objectives, the Compensation Committee will evaluate VeriFone’s compensation policies on an ongoing basis and will determine whether any changes need to be made to VeriFone’s compensation policies.

COMPENSATION COMMITTEE

Leslie G. Denend, Chair
Robert B. Henske
Collin E. Roche

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Bondy, Dr. Castle, Dr. Denend, Mr. Hart, Mr. Henske, Mr. Rinehart and Mr. Roche were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Hart and Mr. Bondy, as well as Dr. Castle, as chairman. Mr. Hart joined the Committee in July 2006, replacing Dr. Denend. The Board has determined that each of member of the Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during fiscal 2006, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees, in each case in accordance with the criteria set forth in VeriFone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the eight director nominees currently standing for election at the Annual Meeting.

Over the course of fiscal 2006, the Corporate Governance and Nominating Committee reviewed with management both the long-term and emergency succession plans for the Chief Executive Officer and other key employees. The Corporate Governance and Nominating Committee has engaged an external executive search firm to assist in identifying qualified independent candidates to serve on VeriFone’s Board of Directors.

As part of its duties, in September 2006, the Corporate Governance and Nominating Committee also reviewed the Committee’s charter and VeriFone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Committee. After completing this review, the Committee recommended to the Board that no amendments to these documents needed to be made at that time.

The Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Committee. During fiscal 2006, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

James C. Castle, Chair
Craig A. Bondy
Alex W. (Pete) Hart

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of VeriFone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of VeriFone’s financial statements; (ii) VeriFone’s compliance with legal and regulatory requirements; (iii) VeriFone’s independent registered public accounting firm’s qualifications and independence; (iv) the  performance of VeriFone’s internal audit function and independent registered public accounting firm; (v) the retention of VeriFone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Drs. Castle and Denend and Mr. Rinehart, as well as Mr. Henske, as chairman, whom the Board of Directors has designated as an “Audit Committee financial expert” within the meaning of applicable SEC rules. Mr. Rinehart joined the Committee in July 2006.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of VeriFone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by VeriFone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing VeriFone’s financial statements and for reviewing VeriFone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of VeriFone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of VeriFone’s financial statements has been carried out in accordance with generally accepted accounting principles or that VeriFone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from VeriFone and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit  Committees, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in VeriFone’s Annual Report on Form 10-K for the year ended October 31, 2006, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert B. Henske, Chair
James C. Castle
Leslie G. Denend
Charles R. Rinehart

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for VeriFone’s chief executive officer and the four most highly compensated executive officers other than its chief executive officer for the years ended October 31, 2004, 2005 and 2006. These executives are referred to in this Proxy Statement as the “named executive officers”.

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation					Awards
					Other	Restricted	Securities
					Annual	Stock	Underlying	All Other
		Salary		Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)		($)	($)(1)	($)(2)	(#)	($)

Douglas G. Bergeron	2006	597,313		1,500,000	39,104	1,154,400	225,000	6,720	(3)
Chairman and Chief	2005	535,500		1,070,000	39,104	—	—	6,694	(4)
Executive Officer	2004	535,500		350,000	39,104	—	—	351,278	(5)
Barry Zwarenstein	2006	319,167		250,000	—	1,388,600	80,000	5,087	(6)
Executive Vice	2005	300,000		200,000	—	—	125,000	8,039	(7)
President and Chief	2004	103,461	(8)	150,000	—	—	325,000	330	(9)
Financial Officer
Jesse Adams	2006	299,167		125,000	2,607	288,600	40,000	9,080	(10)
Vice Chairman	2005	280,000		202,955	2,607	—	125,000	8,840	(11)
	2004	280,600		108,129	2,607	—	—	11,520	(12)
William Atkinson	2006	298,958		224,664	2,607	1,388,600	40,000	6,916	(13)
Executive Vice	2005	275,000		217,050	2,607	—	125,000	8,177	(14)
President,	2004	275,000		104,700	2,607	—	—	7,536	(15)
Payment Systems
David Turnbull	2006	299,166		187,500	2,607	288,600	40,000	720	(16)
Senior Vice President,	2005	280,000		199,750	2,607	—	125,000	726	(17)
Research & Development	2004	250,000		94,741	2,607	—	—	792	(18)

(1)	Relates to the difference between fair value at time of the grant of restricted stock and the purchase price for restricted stock granted under our 2002 Securities Purchase Plan. The amount represents the pro rata amount of such discount for the restricted stock vesting during the fiscal year.

(2)	In March 2006, we granted the following restricted stock units, or RSUs, to named executive officers: Mr. Bergeron: 40,000 RSUs; Mr. Zwarenstein: 10,000 RSUs; Mr. Adams: 10,000 RSUs; Mr. Atkinson: 10,000 RSUs; and Mr. Turnbull: 10,000 RSUs. In September 2006, we granted an additional 40,000 RSUs to each of Mr. Atkinson, and Mr. Zwarenstein in recognition of their efforts on the Lipman acquisition. The values of the RSUs reflected in the table were determined by multiplying the number of RSUs by the closing price of our common stock on the release grant date ($28.86 per share for March 22, 2006 and $27.75 per share for September 12, 2006). 25% of the RSUs vest on the first anniversary of the grant date and 6.25% of the RSUs vest quarterly thereafter, such that the RSUs would be fully vested on the fourth anniversary of their grant date. RSUs may be forfeited on termination of employment, except in limited circumstances.

(3)	Comprised of $6,000 of company 401(k) plan matching contribution and $720 of life insurance premium.

(4)	Comprised of $5,968 of company 401(k) plan matching contribution and $726 of life insurance premium.

(5)	Comprised of $175,038 of relocation related payment, $171,878 paid to compensate Mr. Bergeron for taxes due on the relocation related payment, $3,570 of company 401(k) plan matching contribution and $792 of life insurance premium.

(6)	Comprised of $4,367 of company 401(k) plan matching contribution and $720 of life insurance premium.

(7)	Comprised of $7,313 of company 401(k) plan matching contribution and $726 of life insurance premium.

(8)	Represents partial year salary. Mr. Zwarenstein became our Senior Vice President and Chief Financial Officer on July 1, 2004.

(9)	Comprised of $330 of life insurance premium.

(10)	Comprised of $8,360 of company 401(k) plan matching contribution and $720 of life insurance premium.

(11)	Comprised of $8,114 of company 401(k) plan matching contribution and $726 of life insurance premium.

(12)	Comprised of $10,728 of company 401(k) plan matching contribution and $792 of life insurance premium.

(13)	Comprised of $6,196 of company 401(k) plan matching contribution and $720 of life insurance premium.

(14)	Comprised of $7,451 of company 401(k) plan matching contribution and $726 of life insurance premium.

(15)	Comprised of $6,744 of company 401(k) plan matching contribution and $792 of life insurance premium.

(16)	Comprised of $720 of life insurance premium.

(17)	Comprised of $726 of life insurance premium.

(18)	Comprised of $792 of life insurance premium.

Stock Option Grants in the Year Ended October 31, 2006

The following table sets forth information regarding stock options we granted during the year ended October 31, 2006 to the named executive officers. We granted options to purchase common stock equal to a total of 2,498,720 shares during the year ended October 31, 2006. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. For each grant of options, one quarter of the options vest after one year, and the remainder vest ratably by quarter over the succeeding three years. The options have a term of seven years.

	Individual Grants
	Number of	Percentage of			Potential Realizable
	Shares of	Total			Value at Assumed
	Common Stock	Options/SARs			Annual Rates of Stock
	Underlying	Granted to	Exercise or		Price Appreciation for
	Option/ SARs	Employees in	Base Price	Expiration	Option Term ($)
	Granted	FY 2006	per Share ($)	Date	5%	10%

Douglas G. Bergeron	225,000	9.00%	28.86	3/22/2013	2,643,507	6,160,494
Jesse Adams	40,000	1.60%	28.86	3/22/2013	469,957	1,095,199
William Atkinson	40,000	1.60%	28.86	3/22/2013	469,957	1,095,199
David Turnbull	40,000	1.60%	28.86	3/22/2013	469,957	1,095,199
Barry Zwarenstein	80,000	3.20%	28.86	3/22/2013	939,913	2,190,398

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information about unexercised options held by each named executive officer as of October 31, 2006. These values are based on the closing price of $29.21 per share of our common stock on the NYSE on October 31, 2006.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares	Value	Options at Fiscal Year-End		at Fiscal Year-End(1)
	Acquired on	Realized	(#)		($)
Named Executive Officer	Exercise (#)	($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas G. Bergeron	—	—	—	225,000	—	78,750
Jesse Adams	—	—	60,312	129,688	1,306,281	1,762,969
William Atkinson	—	—	60,312	129,688	1,306,281	1,762,969
David Turnbull	—	—	60,312	129,688	1,306,281	1,762,969
Barry Zwarenstein	44,000	924,269	141,312	344,688	3,563,004	6,313,856

(1)	“Value of Unexercised In-The-Money Options” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at our 2006 fiscal year-end multiplied by the difference between the exercise price for the grant and the closing price per share of our common stock on the NYSE on October 31, 2006 ($29.21). The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of our common stock on the NYSE on the date that the option is exercised.

(2)	“Value realized” was calculated based on the market value of the shares purchased at the exercise date less the aggregate option exercise price.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Douglas G. Bergeron

We entered into a senior management agreement with Mr. Bergeron dated July 1, 2002, containing provisions relating to employment terms and stock ownership.

The senior management agreement provides for Mr. Bergeron to serve as the Chief Executive Officer of VeriFone, until his resignation, disability or death, or a decision by our Board of Directors to terminate his employment with or without cause (as defined in the agreement). Mr. Bergeron’s annual base salary was initially set at $510,000, subject to any increase as determined by the Board based on achievements of budgetary or other objectives set by the Board, and Mr. Bergeron was also eligible for a bonus, based upon the achievement of budgetary and other objectives set by the Board. Mr. Bergeron was paid a base salary of $513,188 and a bonus of $305,000 for fiscal year 2003 and a base salary of $535,500 and a bonus of $350,000 for fiscal year 2004. On December 27, 2004, Mr. Bergeron’s senior management agreement was amended to provide for an annual base salary of $535,000 for fiscal year 2005 and to provide for Mr. Bergeron to be eligible for a bonus of up to 100% of his annual base salary. Notwithstanding Mr. Bergeron’s senior management agreement, the Compensation Committee, in its discretion, determined that in fiscal 2005 Mr. Bergeron should be awarded a bonus equal to 200% of his annual base salary.

On January 4, 2007, Mr. Bergeron’s senior management agreement was amended and restated to provide for an annual base salary of $700,000 for fiscal year 2007, subject to annual increases at the discretion of the Compensation Committee, and for potential annual cash bonuses, with a target bonus for 2007 of $900,000. Annual bonuses will be between 0 and 200% of the target bonus, based on Mr. Bergeron’s performance and the achievement of performance criteria to be established by the Compensation Committee.

The term of the amended and restated agreement ends on October 31, 2009, subject to automatic renewal for additional one-year periods six months prior to the termination date. If Mr. Bergeron’s employment is terminated without cause or he resigns for good reason (as defined in the agreement), then Mr. Bergeron may be entitled to severance equal to one year’s current base salary and bonus paid for the prior fiscal year and Mr. Bergeron will be subject to certain noncompetition undertakings during the term of the employment agreement and for the severance period. Any severance payments will be conditioned on Mr. Bergeron’s compliance with the noncompetition provisions of the employment agreement. Our Board of Directors has the option to extend the noncompetition period for an additional year, by agreeing to pay Mr. Bergeron an additional year’s severance.

In connection with the execution of the amended and restated agreement, Mr. Bergeron may earn up to 900,000 performance restricted stock units (“Performance RSUs”) over a three year period based upon growth in our net income per share as adjusted and if certain improvements to our share price are achieved. For fiscal year 2007, vesting of 200,000 Performance RSUs will require that we report improvements in net income, as adjusted, per share that exceed management’s current expectations, and for fiscal years 2008 and 2009, vesting of 200,000 Performance RSUs will require 20% annual increases in net income, as adjusted, per share. Net income, as adjusted, will be defined on a basis consistent with that reported by us for the fiscal year ended October 31, 2006. In addition, in each of the three years, Mr. Bergeron may earn up to a further 100,000 Performance RSUs but only if we achieve both the targeted improvement in net income, as adjusted, per share results and there is a corresponding improvement in our share price to thresholds that represent 20% annual improvement up to a price of $62.20 per share for the fiscal 2009 grants. Each year’s Performance RSUs will not vest until the end of the fiscal year following the year in which the net income per share, as adjusted, target is met.

Mr. Bergeron’s amended and restated agreement contains provisions requiring him to protect the confidentiality of our proprietary and confidential information. Mr. Bergeron has agreed not to compete with us or solicit our employees or customers for a period of one year if he is terminated without cause or resigns for good reason, or for a period of two years if his employment is terminated for any other reason.

Pursuant to the senior management agreement, in July 2002, Mr. Bergeron purchased 3,910,428 shares, designated as carried common, of our common stock at a price of $0.0333 per share; and DGB Investments, Inc., a corporation controlled by Mr. Bergeron, purchased 2,021,791 shares, designated as co-invest common, of our common stock at a price of $0.0333 per share and 3,302 shares of our Class A redeemable convertible preferred stock at a price of $1,000 per share. We redeemed all of our outstanding Class A redeemable convertible preferred stock on June 30, 2004 for an amount equal to $1,000 per share plus accrued and unpaid dividends, or a total of $3,945,642 for the Class A redeemable convertible preferred stock owned by DGB Investments.

The co-invest common was fully vested upon purchase by DGB Investments, Inc., a corporation controlled by Mr. Bergeron, subject to a right of repurchase which terminated upon the completion of our initial public offering on May 4, 2005. The carried common vests at a rate of 20% of the entire amount of carried common per year, subject to Mr. Bergeron’s continued employment, with an initial vesting date of July 1, 2003. All of the unvested carried common will vest upon a sale of the company, if Mr. Bergeron’s employment has not been terminated at or prior to that time.

The senior management agreement provided that in the event that Mr. Bergeron ceases to be employed by us, all stock purchased pursuant to the senior management agreement will be subject to repurchase by us, or by affiliates of GTCR and TCW/Crescent Mezzanine to the extent that we do not exercise our repurchase right to all applicable shares. The repurchase price for each share depends in part on whether it is vested. The repurchase price for each unvested share of common stock is $0.0333 per share. The purchase price for each vested share of common stock is its fair market value as of the date of termination, except that if Mr. Bergeron’s employment is terminated for cause, the purchase price for each vested share of carried common will be $0.0333. This repurchase right terminated with respect to vested shares upon the completion of our initial public offering on May 4, 2005.

Barry Zwarenstein

We entered into a change in control severance agreement effective July 1, 2004 with Mr. Zwarenstein that requires us to provide specified payments and benefits to Mr. Zwarenstein if we undergo a change in control that results in a qualifying termination. A qualifying termination occurs if Mr. Zwarenstein’s employment is terminated for cause or if he resigns for good reason (as defined in the agreement) in the period beginning 90 days before a change in control and ending 18 months after a change in control or otherwise, in certain circumstances if the termination occurs prior to the above-referenced period if the termination was at the request of a person that had indicated an intention to, or had taken steps reasonably calculated to, effect a change in control.

A change in control for purposes of the agreement means any of the following events, subject to specified exceptions:

•	any person or group of persons, other than Douglas G. Bergeron and his affiliates and investment funds affiliated with GTCR, becomes the beneficial owner of 40% or more of our outstanding voting securities;

•	the consummation of a merger or similar transaction that requires the approval of our stockholders (either for the transaction itself or for the issuance of securities);

•	a change in the majority composition of our Board of Directors;

•	a sale of all or substantially all of our assets; and

•	our liquidation or dissolution.

If there is a qualifying termination, we must pay Mr. Zwarenstein, within 10 days following the date of termination, the following:

•	a sum equal to the total of (i) Mr. Zwarenstein’s base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred, (ii) a pro rata portion of Mr. Zwarenstein’s annual bonus for the fiscal year in which termination occurs (subject to specified minimums and elimination of duplicative payments) and (iii) any accrued vacation pay and compensation previously deferred by Mr. Zwarenstein, other than pursuant to a tax-qualified plan; and

•	a sum equal to the total of (i) Mr. Zwarenstein’s annual base salary during the 12 month period immediately prior to the date of termination and (ii) his target incentive bonus for the fiscal year in which the date of termination or the change in control occurs (whichever is greater).

In connection with a qualifying termination, we must also provide Mr. Zwarenstein with continuing medical, insurance and related benefits for twelve months following the date of termination.

In connection with the consummation of a merger or similar transaction or a sale of all or substantially all of our assets that constitutes a change in control, the agreement also provides for the full vesting of any stock options, restricted stock and other stock based rights held by Mr. Zwarenstein pursuant to the New Founders’ Stock Option Plan unless a specific grant otherwise provides.

The agreement provides for modification to these payments and other benefits in order to mitigate the tax effects on Mr. Zwarenstein of a specified federal excise tax.

Mr. Zwarenstein has agreed that in the event of a tender or exchange offer, proxy contest or the execution of an agreement whose consummation would constitute a change in control, he will not voluntarily leave his employment with us (other than in the case of death, mandatory retirement or for good reason) until the change in control occurs or is terminated or abandoned.

This agreement continues in effect until we give two years’ written notice of cancellation, but the agreement ends immediately if Mr. Zwarenstein’s employment is terminated more than 90 days before a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2006 regarding securities issued under our equity compensation plans that were in effect during fiscal 2006.

Number of
Securities to be
Issued Upon
Exercise of
	Outstanding	Weighted-Average
	Options,	Exercise Price of	Number of Securities Remaining
	Warrants	Outstanding Options,	Available for Future Issuance Under
Plan Category	and Rights	Warrants and Rights	Equity Compensation Plans

Equity compensation plans approved by security holders(1)	5,406,108	$17.84	6,333,255
Equity compensation plans not approved by security holders	—	—	—

Total	5,406,108	$17.84	6,333,255

(1)	This reflects our New Founders’ Stock Option Plan, Outside Directors’ Stock Option Plan, 2005 Employee Equity Incentive Plan and 2006 Equity Incentive Plan. This information does not include any securities issuable pursuant to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan or Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan following our acquisition of Lipman Electronic Engineering Ltd. on November 1, 2006.

New Founders’ Stock Option Plan

Our New Founders’ Stock Option Plan permitted grants to executives or other key employees of options to purchase shares of our common stock. This plan was available generally to our employees. All options granted under the plan were options to purchase our common stock.

Following adoption of our 2006 Equity Incentive Plan in March 2006, no further grants were authorized under the New Founders Stock Option Plan. The options have a term of ten years and generally vest over a period of five years from the date of grant, with 20% vesting after one year, and an additional 5% vesting every three months thereafter. At October 31, 2006, there were 898,062 options outstanding at a weighted-average exercise price of $4.22 per share, of which 404,817 were exercisable, at a weighted-average exercise price of $3.80 per share.

Outside Directors’ Stock Option Plan

Our Outside Directors’ Stock Option Plan permits grants of options to purchase shares of common stock to members of our Board of Directors who are not our employees or representatives of our significant stockholders. Following adoption of our 2006 Equity Incentive Plan in March 2006, no further grants were authorized under the Outside Director Stock Option Plan. At October 31, 2006, 90,000 options were outstanding under the plan at a weighted average exercise price of $10.00 per share of which 37,500 were exercisable at a price of $10.00 per share.

2005 Employee Equity Incentive Plan

Our 2005 Employee Equity Incentive Plan permits grants of incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units and other stock-based awards. Grants may be made to our officers and employees and other individuals performing services for us. As of October 31, 2006, there were 2,539,245 options outstanding at a weighted-average exercise price of $12.13 per share of which 418,383 were exercisable.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock awards. Grants may be made to our directors, officers and employees and other individuals performing services for us. The plan authorizes the issuance of an aggregate of 9,000,000 shares of our common stock. Any shares granted as stock options or stock appreciation rights shall be counted as 1 share issued under the plan for each share so granted. Any shares granted as awards other than stock options or stock appreciation rights shall be counted as 1.75 shares issued under the plan for each share so granted. Through October 31, 2006, we had issued options under the plan to purchase an aggregate of 2,391,745 shares net of cancellations, at a weighted-average exercise price of $29.10 per share, and we had issued 170,000 restricted stock units, none of which were exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of December 31, 2006, by:

•	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 82,138,631 shares of common stock outstanding as of December 31, 2006. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2006 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class

Beneficial owners
GTCR Fund VII, L.P.(1)(2)	16,458,911	20.0%
GTCR Capital Partners, L.P.(1)(2)	16,458,911	20.0%
GTCR Co-Invest, L.P.(1)(2)	16,458,911	20.0%
Wellington Management Company, LLP(3)	7,302,240	8.9%
FMR Corp.(4)	4,891,265	6.0%
Douglas G. Bergeron(5)	3,412,483	4.2%
Jesse Adams(6)	156,709	*
Isaac Angel	180,000	*
William Atkinson(6)	227,268	*
Elmore Waller(6)	98,715	*
Barry Zwarenstein(6)	165,187	*
Craig A. Bondy(1)(2)	16,458,911	20.0%
James C. Castle(7)	19,500	*
Leslie G. Denend(7)	15,000	*
Alex W. (Pete) Hart	1,000	*
Robert B. Henske(7)	15,000	*
Charles R. Rinehart	—	*
Collin E. Roche(1)(2)	16,458,911	20.0%
All directors and executive officers as a group (13 persons)	20,749,773	25.3%

*	Less than 1%.

(1)	The address of each of GTCR Fund VII, L.P., GTCR Capital Partners, L.P., GTCR Co-Invest, L.P. and Messrs. Bondy and Roche is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

(2)	Beneficial ownership information includes 15,213,750 shares of common stock held by GTCR Fund VII, L.P., 1,105,876 shares of common stock held by GTCR Capital Partners, L.P., and 139,283 shares of common stock held by GTCR Co-Invest, L.P. GTCR Golder Rauner, L.L.C. is the general partner of the general partner of GTCR Fund VII, L.P., the general partner of the general partner of the general partner of GTCR Capital Partners, L.P., and the general partner of GTCR Co-Invest, L.P. GTCR Golder Rauner, L.L.C., through a six-person members committee (consisting of Mr. Roche, Philip A. Canfield, David A. Donnini, Edgar D. Jannotta, Jr., Joseph P. Nolan and Bruce V. Rauner, with Mr. Rauner as the managing member), has voting and dispositive authority over the shares held by GTCR Fund VII, L.P., GTCR Capital Partners, L.P. and GTCR Co-Invest, L.P., and therefore beneficially owns such shares. Decisions of the members committee with respect to the voting and disposition of the shares are made by a vote of not less than one-half of its members and the affirmative vote of the managing member and, as a result, no single member of the members committee has voting or dispositive authority over the shares. Each of Messrs. Bondy, Roche, Canfield, Donnini, Jannotta, Nolan and Rauner, as well as Vincent J. Hemmer, David F. Randell, George E. Sperzel and Daniel W. Yih are principals of GTCR Golder Rauner, L.L.C., and each of them disclaims beneficial ownership of the shares held by the GTCR funds.

The beneficial ownership information does not include shares held by stockholders subject to the provision of the stockholders agreement described in the second paragraph of the section titled “Certain Relationships and Related Party Transactions — Agreements Related to Our 2002 Acquisition — Stockholders Agreement.” Each of the GTCR funds and each of the principals of GTCR Golder Rauner, L.L.C. as listed in the preceding paragraph disclaims beneficial ownership of those shares.

(3)	The address of Wellington Management Company LLP is 75 State Street Boston, MA 02109. All information regarding Wellington Management Company LLP is based on information disclosed in a Schedule 13G/A filed by Wellington Management Company LLP on February 14, 2007 (the “Wellington Schedule 13G”). According to

the Wellington Schedule 13G, Earnest Partners beneficially owns and has shared power to direct the disposition of these 7,302,240 shares, and the shared power to vote or direct the vote of 6,552,631 of these shares.

(4)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3rd on February 14, 2007 (the “FMR Schedule 13G”). According to the FMR Schedule 13G, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 4,891,265 shares. As a result of Fidelity Management & Research Company acting as an investment advisor to various investment companies, the sole power to vote or direct the vote of these shares resides with the Boards of Trustees of the various Fidelity funds. None of the accounts over which FMR has complete investment discretion contains more than 5% of the outstanding shares of the Company.

(5)	Beneficial ownership information includes 3,412,483 shares held by various family trusts, the beneficiaries of which are members of Mr. Bergeron’s family.

(6)	45,410 shares of those listed as beneficially owned by Mr. Adams, 180,000 shares of those listed as beneficially owned by Mr. Angel, 61,187 shares of those listed as beneficially owned by Mr. Atkinson, 54,000 shares of those listed as beneficially owned by Mr. Waller, and 143,187 shares of those listed as beneficially owned by Mr. Zwarenstein represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after December 31, 2006.

(7)	15,000 shares listed as beneficially owned by each of Dr. Denend and Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after December 31, 2006. 15,000 shares listed as beneficially owned by Dr. Castle represent shares issuable upon the exercise of options that became exercisable, and were exercised, in January 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons have a direct or indirect material interest. The Audit Committee reviews and approves each individual related party transaction exceeding $60,000, and believes all of these transactions were on terms that were reasonable and fair to us. The Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Transaction with Certain Affiliates

During the period from November 1, 2003 to March 1, 2005, we paid approximately $1.8 million to Driver Alliant Insurance Services, Inc., of which Driver Alliant retained approximately $71,000 as service fees for insurance brokerage services and the remainder of which was remitted to insurers as insurance premiums. Since November 1, 2003, we have also paid approximately $91,000 to Horn Murdock Cole for consulting services. Additionally, prior to August 2006 Driver Alliant received customary commissions from various companies in their capacity as our health insurance broker. Both Driver Alliant and Horn Murdock Cole are controlled by GTCR Golder Rauner, L.L.C., an affiliate of GTCR Fund VII, L.P., one of our significant stockholders. While we believe that each of these transactions was on terms substantially comparable to those we could have obtained from unaffiliated parties, we did not seek proposals from third parties for their services. We no longer receive services from any of the foregoing entities controlled by GTCR.

For the years ended October 31, 2006, 2005 and 2004, we recorded $0, $125,000 and $250,000, respectively, of management fees payable to GTCR Golder Rauner, L.L.C. an affiliate of GTCR Fund VII, L.P., of our significant stockholders. These fees are included in general and administrative expenses in the accompanying consolidated statements of operations. Upon the closing of our initial public offering in May 2005, the management fees ceased.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in Delaware law. We have also entered into change of control agreements and/or employment agreements with our Chief Executive Officer and our Chief Financial Officer. See “Executive Compensation — Employment Contracts and Change of Control Arrangements.”

Equity Grants

We have granted stock options to purchase shares of our common stock to our executive officers and directors and restricted stock units to certain of our executive officers. See “Executive Compensation” and “Director Compensation”.

Restricted Stock Grants to Executive Officers

We granted restricted stock to our CEO in connection with our 2002 acquisition. See “Employment Contracts and Change of Control Arrangements — Douglas G. Bergeron.”

Our 2002 Acquisition

On July 1, 2002, we acquired all of the outstanding common stock of VeriFone, Inc., our principal operating subsidiary, from VeriFone Holding Corp., a wholly owned subsidiary of Gores Technology Group. Our 2002 acquisition was financed through (i) borrowings of $95 million, including a $35 million revolving and term loan facility with a third party and a $60 million senior subordinated loan agreement with affiliates of GTCR and TCW/Crescent Mezzanine, and (ii) proceeds of approximately $1 million from the issuance of common stock and $63 million from the issuance of class A redeemable convertible preferred stock. The loan agreement with affiliates of GTCR and TCW/Crescent Mezzanine also contained warrants to purchase common stock and class A redeemable convertible preferred stock.

Senior Subordinated Loan Agreement with Affiliates of GTCR and TCW/Crescent Mezzanine

Under the senior subordinated loan agreement, we borrowed an aggregate of $60 million under promissory notes, consisting of $30 million borrowed from each of GTCR and TCW/Crescent Mezzanine, to facilitate the acquisition of VeriFone, Inc. The notes bore interest at 13.0% per annum, which was payable quarterly, and were due in full in July 2012. The promissory notes were fully repaid in June 2004 with proceeds from our secured credit facility.

In conjunction with the loan agreement, an affiliate of GTCR received warrants to purchase 2,577,102 shares of our common stock for $0.0067 per share and 4,209 shares of our class A redeemable convertible preferred stock for $0.01 per share, and affiliates of TCW/Crescent Mezzanine were issued warrants to purchase 2,577,102 shares of our common stock for $0.0067 per share and 4,209 shares of our class A redeemable convertible preferred stock for $0.01 per share. In each case, the exercise price for the warrants was deemed paid on issuance of the promissory notes. These lenders immediately exercised the warrants for our class A redeemable convertible preferred stock, and the affiliate of GTCR immediately exercised all of their warrants to purchase our common stock. The affiliates of TCW/Crescent Mezzanine exercised their warrants to purchase our common stock in June 2004.

Issuance of Common Stock in Our 2002 Acquisition

On July 1, 2002, in connection with our 2002 acquisition, we issued an aggregate of 5,932,219 shares of common stock to Mr. Bergeron and an affiliate pursuant to a senior management agreement with Mr. Bergeron. These arrangements are described in greater detail under the caption “Executive Compensation — Employment Contracts and Change of Control Arrangements — Douglas G. Bergeron”. In addition, on July 1, 2002 we issued under our 2002 securities purchase plan an aggregate of 1,199,198 shares of common stock to eight other executives.

Issuance of Class A Redeemable Convertible Preferred Stock

On June 30, 2004, we redeemed all outstanding class A redeemable convertible preferred stock for $1,000 per share plus all accrued and unpaid dividends aggregating to $86.2 million. These shares of class A redeemable convertible preferred stock were originally issued in July 2002. In those transactions, we issued 4,209 such shares to affiliates of GTCR and TCW/Crescent Mezzanine pursuant to the exercise of warrants, and sold 3,302 of such shares for $1,000 per share to DGB Investments, Inc., a company controlled by Douglas G. Bergeron, our chief executive officer, pursuant to his senior management agreement.

Dividends on each share of class A redeemable convertible preferred stock accrued on a daily basis at a rate of 9% per annum of the sum of the liquidation value, which was $1,000 per share, plus accumulated and unpaid dividends.

Agreements Related to Our 2002 Acquisition

In connection with our 2002 acquisition, we and our subsidiaries entered into several agreements with various related parties under which we have certain ongoing obligations, as described below.

Purchase Agreement

We issued common stock and class A redeemable convertible preferred stock in our 2002 acquisition to affiliates of GTCR and TCW/Crescent Mezzanine pursuant to a purchase agreement. The class A redeemable convertible preferred stock has been redeemed and is no longer outstanding. The purchase agreement imposes continuing requirements on us in favor of the stockholders who purchased stock in our 2002 acquisition, as well as in favor of certain of their assignees.

We must deliver periodic financial statements and other financial information to the affiliates of GTCR and TCW/Crescent Mezzanine that purchased our stock in the recapitalization, as well as to any person or entity to which they may assign such stock, as long as that person holds any of our common stock.

In addition, until GTCR and its affiliates own less than 11,962,373 shares of our common stock, we will be subject to the following restrictions:

•	GTCR will have the right to designate at least one member of each of the Compensation Committee and Corporate Governance and Nominating Committee of our Board of Directors, and

•	we may not amend, modify or waive any provision of any existing agreement with key executives, including Douglas G. Bergeron, Jesse Adams, William Atkinson, David Turnbull, Elmore Waller, Nigel Bidmead and Robert Lopez, without the consent of the holders of a majority of the shares of common stock that we issued in our 2002 acquisition to affiliates of GTCR and TCW/Crescent Mezzanine (to the extent still held by them).

Stockholders Agreement

In connection with our 2002 acquisition, we entered into a stockholders agreement with certain executives and affiliates of GTCR and TCW/Crescent Mezzanine and an affiliate of Gores Technology Group and its successors.

The stockholders agreement has a provision that applies to transactions in which we undergo a change in control. Subject to specified conditions, the agreement requires the stockholders who are parties to it to consent to any sale of VeriFone Holdings to a non-affiliate of GTCR if the sale is approved by the holders of a majority of the shares subject to the agreement. This provision generally applies to any set of transactions that results in the acquisition, by a person or group of related persons, of substantially all of our assets or of an amount of our stock with sufficient voting power to elect a majority of our directors. However, a public offering of our stock or a sale to GTCR affiliates is not subject to this provision.

Professional Services Agreement

In connection with our 2002 acquisition, our subsidiary VeriFone, Inc. entered into a professional services agreement with GTCR, pursuant to which VeriFone, Inc. engaged GTCR as a financial and management consultant. The professional services agreement was terminated prior to the completion of our initial public offering on May 4, 2005. Under this agreement, GTCR had agreed to consult with the boards of directors and management of us and our affiliates regarding corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings. Our subsidiary, VeriFone, Inc. agreed to pay GTCR an annual management fee of $250,000, and to reimburse GTCR for fees and expenses incurred by GTCR or its personnel. For the twelve months ended October 31, 2005, we paid GTCR a management fee of $125,000 under this agreement. VeriFone, Inc. also agreed to pay GTCR a placement fee equal to 1% of the gross amount of any debt or equity financing of VeriFone Holdings, Inc., and to indemnify GTCR and its personnel against losses arising from their performance under the agreement (except due to gross negligence or willful misconduct). We paid GTCR approximately $2.9 million in connection with our establishment of our secured credit facility in June 2004.

Registration Rights Agreement

We entered into a registration rights agreement pursuant to which we have agreed to register for sale under the Securities Act shares of our common stock in the circumstances described below. This agreement provides some stockholders with the right to require us to register common stock owned by them and other stockholders who are parties to the agreement, and provides stockholders who are parties to the agreement with the right to include common stock owned by them in a registration statement under most other circumstances.

Demand Rights.  The holders of a majority of the shares described below, acting as a single group, have the right to require us to register such shares:

•	shares of our common stock issued to specified affiliates of GTCR and TCW/Crescent Mezzanine as part of our 2002 acquisition, as well as any other shares of common stock owned by any person who owns such shares issued as part of our 2002 acquisition; and

•	shares of our common stock issuable on the exercise of warrants that have been or may be issued to specified affiliates of GTCR and TCW/Crescent Mezzanine, as well as any other shares of common stock owned by any person who owns shares issued on exercise of such warrants.

We call the right to require us to register shares a demand right, and the resulting registration a demand registration. Stockholders with demand rights may make an unlimited number of such demands for registration on Form S-1 or, if available to us, on Form S-3. In addition, the holders of a majority of the shares or warrants described above that were issued initially to specified affiliates of TCW/Crescent Mezzanine may separately demand registration once on Form S-3 beginning on October 27, 2005, if registration on Form S-3 is then available to us. Holders of piggyback rights, described below, may include shares they own in a demand registration.

Piggyback Rights.  A larger group of stockholders can request to participate in, or “piggyback” on, registrations of any of our securities for sale by us or by a third party. We call this right a piggyback right, and the resulting registration a piggyback registration. The piggyback right applies to the following shares:

•	the shares described above that have demand rights;

•	shares of our common stock held by specified executives, as well as any other executive who, with the consent of an affiliate of GTCR, becomes a party to the registration rights agreement. As of December 31, 2006, the executives who were parties to the registration rights agreement were Messrs. Adams, Atkinson, Bergeron, Turnbull and Waller, Nigel Bidmead and Robert Lopez, as well as Donald Campion and Gary Grant, former executives who remain stockholders; and

•	shares of our common stock held by any other person to whom we issue equity securities and whom we permit, with the consent of an affiliate of GTCR, to become a party to the registration rights agreement.

The piggyback right applies to any registration other than a registration on Form S-4 or S-8.

Conditions and Limitations; Expenses.  The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances.

We are not required to make a demand registration on Form S-1 within 90 days of either a prior demand registration on Form S-1 or a prior piggyback registration, unless those stockholders with piggyback rights were unable to register all the shares they wished to in the prior piggyback registration. In addition, holders of securities with registration rights may not make any public sale of our equity securities (including sales under Rule 144) in any underwritten offering in which registration rights were exercised until 90 days after the effectiveness of the final prospectus used in connection with such offering. (In either case, the managing underwriters for the relevant offering may agree to shorten this period.)

The underwriters in any demand registration, and in any piggyback registration that is underwritten, will be selected by the holders of a majority of the shares with demand rights that are included in the registration.

Other than underwriting discounts and commissions and brokers’ commissions, we will pay all registration expenses in connection with a registration, as well as reasonable (or otherwise limited) fees for legal counsel to the stockholders with registration rights.

STOCK PRICE PERFORMANCE

The following graph compares the performance of an investment in our common stock from April 29, 2005 (the date of our initial public offering) through October 31, 2006, with the S&P 500 Index and a selected peer group index (the “Peer Group Index”). The Peer Group Index was selected on an industry basis and includes Hypercom Corporation, Ingenico S.A., International Business Machines Corp., MICROS Systems, Inc., NCR Corporation and Radiant Systems, Inc.

The graph assumes $100 was invested at the close of market on April 29, 2005 (the date of our initial public offering) in each of our common stock, the S&P 500 Index and the Peer Group Index and the reinvestment of dividends on the date of payment without payment of any commissions. No cash dividends have been declared on VeriFone’s common stock since VeriFone’s initial public offering. The comparisons in this graph are not intended to forecast or be indicative of possible future performance of VeriFone’s common stock.

The table below shows the cumulative total returns in dollars of our common stock, the S&P 500 Index and the Peer Group Index at the end of each fiscal year since VeriFone’s initial public offering, assuming $100 was invested on April 29, 2005 in each of our common stock, the S&P 500 Index and the Peer Group Index and the reinvestment of dividends on the date of payment without payment of any commissions. No cash dividends have been declared on VeriFone’s common stock since VeriFone’s initial public offering. The comparisons in this table are not intended to forecast or be indicative of possible future performance of VeriFone’s common stock.

	4/29/05	10/31/05	10/31/06
VeriFone Holdings, Inc.	100.00	215.8	271.7
S&P 500 Index	100.00	104.3	119.1
Comparables Index	100.00	81.0	121.4

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of VeriFone has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the year ending October 31, 2007. Ernst & Young LLP audited the financial statements for us for the years ended October 31, 2006, 2005, 2004 and 2003. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of VeriFone and its stockholders. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

Pre-approval of Audit and Non-Audit Services

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. In accordance with the pre-approval policy, the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows information about fees paid by VeriFone and its subsidiaries to Ernst & Young LLP during the years ended October 31, 2006 and 2005 (in thousands):

			Percentage of			Percentage of
			2006 Services			2005 Services
			Approved by			Approved by
	2006		Audit Committee	2005		Audit Committee

Audit fees	$3,749	(1)	100%	$3,028	(2)	100%
Audit-related fees	43		100	273		100
Tax fees	118		100	126		100
All other fees	8		100	2		100

Total fees	$3,918			$3,429

(1)	Audit fees in 2006 included fees incurred related to SEC registration statements filed in connection with our Lipman acquisition.

(2)	Audit fees in 2005 included fees in respect of our initial public offering that was completed on May 4, 2005 and our follow-on offering that was completed on September 23, 2005.

Audit Fees.  This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. In addition, 2006 audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees.  This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards and in fiscal 2005 advisory services associated with our Sarbanes-Oxley compliance initiatives.

Tax Fees.  This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

All Other Fees.  This category consists of fees for products and services other than the services reported above.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the year ending October 31, 2007. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires VeriFone’s executive officers, directors and persons who own more than 10% of VeriFone’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of VeriFone. The officers, directors and 10% stockholders are required by SEC regulations to furnish VeriFone with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who failed to file on a timely basis reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended October 31, 2006, all Section 16(a) filing requirements were satisfied on a timely basis with the exception of the filing of one late Form 4 with respect to a single late transaction or a single series of related transactions in connection with equity awards granted in March 2006.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by VeriFone under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” “Report of the Corporate Governance and Nominating Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Stock Price Performance,” will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report have been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at VeriFone Holdings, Inc., 2099 Gateway Place, San Jose, CA 95110 or by telephone at (408) 232-7800. If you currently receive multiple copies of VeriFone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Availability of Certain Documents

You may obtain, free of charge, a copy of our 2006 Annual Report on Form 10-K filed with the SEC, this Proxy Statement, our Annual Report to Stockholders, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters for our Audit, Compensation and Corporate Governance and Nominating Committees, without charge, by writing to: VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110, Attn: Investor Relations. All of these documents also are available on our website at http://ir.verifone.com.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Barry Zwarenstein
Executive Vice President,
Chief Financial Officer and Secretary

San Jose, California
Dated: February 27, 2007

PROXY		PROXY
VERIFONE HOLDINGS, INC.
PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 27, 2007
AND SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Douglas G. Bergeron and Barry Zwarenstein, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Holdings, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2007 Annual Meeting of Stockholders of VeriFone Holdings, Inc. to be held at the Principal Offices of VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA 95110, on March 27, 2007, at 2:00 p.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

C/O COMPUTERSHARE
250 ROYALL ST.
CANTON, MA 02021

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by VeriFone Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to VeriFone Holdings, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERIFONE HOLDINGS, INC.
THE BOARD OF DIRECTORS OF VERIFONE HOLDINGS, INC.
RECOMMEND A VOTE “FOR” ITEMS 1 and 2
Vote on Directors

1.	To elect as Directors of VeriFone Holdings, Inc. the nominees listed below.
								To withhold authority to vote for any individual nominee(s),
	01)	Douglas G. Bergeron	05)	Alex W. Hart	For	Withhold	For All	mark “For All Except” and write the number(s) of the
	02)	Craig A. Bondy	06)	Robert B. Henske	All	All	Except	nominee(s) on the line below.
	03)	Dr. James C. Castle	07)	Charles R. Rinehart	☐	☐	☐
	04)	Dr. Leslie G. Denend	08)	Collin E. Roche

Vote on Proposal		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for its fiscal year ending October 31, 2007.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them
on the back where indicated.		☐

Please indicate if you plan to attend this meeting.	Yes	No
	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature [Joint Owners] Date